LOAN AGREEMENT


                   KAISER-FRANCIS OIL COMPANY
                            (Lender)

                               and

                   DELTA PETROLEUM CORPORATION
                           (Borrower)



                        December 1, 1999



                         Loan Agreement

     This loan agreement ("Agreement") is made this _______ day of November 1999 (the "Agreement Date") among the following parties (the "Parties"):

          (i) Kaiser-Francis Oil Company, a Delaware corporation ("Kaiser-Francis"); and,

          (ii) Delta Petroleum Corporation, a Colorado corporation
               ("Delta").

     In exchange for the mutual promises hereafter made and other good and valuable consideration the receipt and adequacy of which the Parties hereby acknowledge, and intending to be legally bound hereby, Kaiser-Francis and Delta hereby agree as follows:

(1) Background and Purpose of this Agreement. The background and purpose of this Agreement is as follows:

   (a)  Delta is a party to the following agreements:

       (i)  Purchase and Sale Agreement dated June 8, 1999 between
            Whiting Petroleum Corporation ("Whiting") and Delta respecting certain oil and gas properties in the Point Arguello Unit and the Rocky Point Unit (the "Offshore Agreement"); and,

       (ii) Purchase and Sale Agreement dated July 1, 1999 between
            Whiting and Delta respecting certain oil and gas properties in the East Carlsbad Field, Eddy County, New Mexico and the Duncan Slough SW Field, Matagorda County, Texas (the "New Mexico Agreement").

   (b) Delta and Kaiser-Francis have heretofore entered into a letter agreement dated November 5, 1999 respecting the Offshore Agreement and the New Mexico Agreement (the "Letter Agreement").

   (c) The Purpose of this Agreement is to implement and supersede those provisions of the Letter Agreement respecting a loan from Kaiser-Francis to Delta (as set forth in the second, third, and fourth bullet denominated paragraphs of the Letter Agreement).

(2) Kaiser-Francis Commitment To Lend Monies to Delta. On the terms and conditions set forth in this Agreement, Kaiser-Francis shall loan monies (the "Loan") to Delta:

     (a) Maximum Amount of Loan. The maximum amount of principal of the Loan shall be Eight Million United States Dollars
          (US$8,000,000). The Loan shall be made contemporaneously with the execution and delivery of the Note (as hereafter defined).

     (b) Loan Evidenced by Negotiable Promissory Note. The Loan shall be evidenced by the execution and delivery contemporaneously herewith by Delta of a negotiable promissory note in the form and content of either Exhibit A-1 (Floating
          Rate) or Exhibit A-2 (Fixed Rate) in the discretion of Delta as determined at the time of the execution and delivery of the Note (the "Note").

     (c) Security for Repayment of the Note. Delta shall contemporaneously with the execution and delivery of this Agreement execute and deliver to Kaiser-Francis an oil and gas mortgage in the form and content of Exhibits B-1 through B-3 (collectively, the "Mortgage") and a security agreement in the form and content of Exhibit B-4 (the "Security Agreement").

(3) Prepayment Compensation. The Loan may be pre-paid as provided in the Note. In the event of a prepayment of the Note by Delta or a default in payment of the Note by Delta, Delta shall compensate Kaiser-Francis as follows:

     (a) Prepayment On or Before September 1, 2000. In the event, Delta prepays the Note on or before September 1, 2000 no prepayment compensation shall be paid by Delta.

     (b)  Prepayment After September 1, 2000 and On or Before June 1,
          2001. In the event Delta prepays the Note after September 1, 2000 and on or before June 1, 2001, Delta shall assign to Kaiser-Francis an oil and gas overriding royalty interest ("ORRI") equal to two and one-half percent (2.5%) of the all of the oil and gas properties acquired by Delta pursuant to the Offshore Agreement (the "Offshore Properties") including those described in Exhibit A to the Offshore Agreement.

          (i) The ORRI shall be assigned by the execution and delivery of an assignment of ORRI in the form and content of Exhibit C ("Assignment").

          (ii)  Delta shall execute and deliver the ORRI on June 1, 2001.

          (iii) The effective date of the ORRI shall be December 1, 1999, notwithstanding the date it is executed and delivered.

     (c)  Prepayment After June 1, 2001 and On or Before June 1, 2002.
          In the event Delta prepays the Note after June 1, 2001 and on or before June 1, 2002, Delta shall assign to Kaiser-Francis an ORRI equal to two and one-half percent (2.5%) of all of the Offshore Properties in addition to the ORRI assigned pursuant to the preceding subparagraph (the "Additional ORRI").

          (i) The Additional ORRI shall be assigned by the execution and delivery of the Assignment.

          (ii) Delta shall execute and deliver the Additional ORRI on June 1, 2001.

         (iii) The effective date of the Additional ORRI shall be December 1, 1999, notwithstanding the date it is executed and delivered.

     (d)  Prepayment After June 1, 2002 and On or Before June 1, 2003.
          In the event Delta prepays the Note after June 1, 2002 and on or before June 1, 2003, Delta shall, in addition to the ORRI and the Additional ORRI assigned to Kaiser-Francis assigned to Kaiser-Francis in accordance with subparagraphs (b) and (c) above, pay Kaiser-Francis Two Hundred Fifty-Thousand United States Dollars ($250,000). Delta shall pay the $250,000 on June 1, 2003 in funds immediately available in Tulsa, Oklahoma

     (e)  Prepayment After June 1, 2003 and On or Before June 1, 2004.
          In the event Delta prepays the Note after June 1, 2003 and on or before June 1, 2004, Delta shall, in addition to the ORRI and the Additional ORRI then previously assigned to Kaiser-Francis and the $250,000 paid in accordance with the preceding subparagraph, pay Kaiser-Francis an additional Two Hundred Fifty-Thousand United States Dollars ($250,000). Delta shall pay the additional $250,000 on June 1, 2004 in funds immediately available in Tulsa, Oklahoma

     (f) When Prepayment Is Deemed Made. Prepayment of the Note shall be deemed made only when Kaiser-Francis receives full payment of all principal and interest due on the
          Note in United States Dollars immediately available in Tulsa, Oklahoma and the prepayment compensation set forth in the preceding subparagraphs (b) through (e). In the event Delta defaults in payment of the Note, Delta shall be deemed to have prepaid the Note after June 1, 2004 for the purposes of, but solely for the purposes of, determining the compensation to be paid to Kaiser-Francis by Delta in accordance with subparagraphs (b), (c), (d), and (e) above.

     (g) Offshore Properties and New Mexico Properties Defined. Offshore Properties means all those oil and gas properties acquired by Delta pursuant to the Offshore Agreement at any time without reduction for any interests therein which Delta may, after receipt, assign. New Mexico Properties means all those oil and gas properties acquired by Delta pursuant to the New Mexico Agreement at any time without reduction for any interest therein which Delta may, after receipt assign. Any Offshore Property or New Mexico Property assigned by Delta shall remain subject to the lien of the Mortgage.

     (h) Proportionate Reduction of ORRI and Additional ORRI. In the event Delta is required to assign in an arms length transaction some fractional undivided interest in the Offshore Properties in order to obtain access to Point Arguello Unit offshore drilling platform(s) for the drilling of wells on the Offshore Properties, the ORRI and the Additional ORRI shall be proportionately reduced; provided, however, (i) such reduction shall subject to the prior written approval of Kaiser-Francis (which approval shall not be unreasonably withheld, delayed or denied) and (ii) any oil and gas interest or other thing of value of any nature, whether similar or dissimilar, received by Delta in any such transaction shall be subject to the ORRI and the Additional ORRI.

     (i)  Special Circumstances Respecting ORRI and Additional ORRI.
          In the event any action of any governmental unit (whether federal or state and whether legislative, executive or judicial) precludes the orderly development of, and production of hydrocarbons and other minerals from, the Offshore Properties and Delta receives compensation therefor, Kaiser-Francis shall receive in respect of the ORRI (and the Additional ORRI, if applicable) a proportionate part of such compensation which proportion shall be in the same ratio as the value of the ORRI (and Additional ORRI, if applicable) in the Offshore Properties reasonably expected had orderly development and production not been interrupted bears to the value of the expense interest in the Offshore Properties giving consideration to the expenses which would have been incurred by Delta in deriving the value attributable to the expense interest had orderly development and production not been interrupted. Kaiser-Francis and Delta shall negotiate in good faith to determine the share of Kaiser-Francis in such compensation for a period twenty business days after one or both of Kaiser-Francis first requests such negotiations (the "negotiating period", as provided in paragraph 5(b)(i)). In the event the Parties do not reach agreement, the determination of the Kaiser-Francis share of such compensation shall be made in the same manner, mutatis mutandi, hereafter provided in paragraph 5(e).

     (j) Further Assurances. If Delta has not received commercially marketable title to any of the Offshore Properties or New Mexico Properties, Delta shall from and after the Agreement Date use its best efforts to obtain commercially marketable title and, upon receipt of such title, shall execute and deliver such documents as Kaiser-Francis may reasonably require in order that the Mortgage shall constitute a first lien of record thereon, subject only to such encumbrances as are described in the Mortgage.

     (k)  Release of Mortgage.  Subject to approval by Kaiser-Francis
          (which shall be unreasonably withheld, delayed or denied), Kaiser-Francis shall release the lien of the Mortgage to the extent of any fractional undivided interest in any Offshore Property Delta is required to assign in an arms length transaction in order to obtain access to Point Arguella Unit offshore drilling platform(s) for the drilling of wells on the Offshore Properties.

(4) Option to Acquire Delta Common Stock and Registration Rights Agreement. Contemporaneously herewith, Delta and Kaiser-Francis shall execute and deliver (i) an option agreement granting Kaiser-Francis the right to acquire 250,000 shares of common stock of Delta (the "Stock Option") and (ii) a registration rights agreement respecting any shares of common stock of Delta acquired pursuant to the Stock Option ("Registration Rights Agreement"). The Stock Option shall be in the form and content of Exhibit D.

(5) Right of First Refusal. Delta hereby grants Kaiser-Francis the right to acquire any part and all parts of the Offshore Properties and/or New Mexico Properties which Delta desires to transfer to any person or entity other than Delta (including any affiliate of Delta, as hereafter defined) on the following terms and conditions:

     (a)  Delta shall by notice (the "disposition notice") advise
          Kaiser-Francis of its intention to make any disposition of the Offshore Properties and/or New Mexico Properties or any part thereof. Delta shall include in the disposition notice:

        (i)  a description of the interest proposed to be disposed;

       (ii)  the identity of party to whom the disposition is proposed;

      (iii) a description of the consideration to be received by Delta for the proposed disposition;

       (iv) a description of the material terms of the proposed disposition including, without limitation, and time requirements for performance of any obligation which may be a term of the proposed disposition;

       (v) the proposed effective date and closing date of the proposed disposition; and,

      (vi) any other material information which Delta believes, in its discretion reasonably exercised, would be material to a decision whether a party would acquire the interest proposed to be disposed.

     (b) In the event the consideration or any part thereof described in the disposition notice is of such a nature that Kaiser-Francis is unable to match such consideration in kind and the disposition notice does not include Delta's good faith estimate of the value in cash of such consideration, Kaiser-Francis may within five business days of receipt of the disposition notice request Delta provide, and Delta shall provide within five business days of the Kaiser-Francis request, an estimate of the value in cash of such consideration in Delta's discretion exercised in good faith.

       (i) In the event of a disagreement, the Parties shall, during the three (3) business days next following the receipt by Kaiser-Francis of Delta's good faith estimate of the cash value of such consideration (the "negotiating period"), negotiate in good faith to resolve the disagreement.

       (ii) If, after such good faith negotiations, the Parties fail to agree, the value in cash of such consideration shall be determined as hereafter provided in this Agreement (the "arbitration determination").

     (c) Within the later of (i) thirty (30) calendar days from the receipt of the disposition notice or (ii) the receipt by both Delta and Kaiser-Francis of the arbitration determination, Kaiser-Francis may give notice (the "notice of acceptance") to Delta that Kaiser-Francis elects to acquire the interest which Delta proposes to dispose for the applicable price (which shall include the value in cash of any in kind consideration which Kaiser-Francis cannot match). The notice of acceptance shall create between Delta and Kaiser-Francis a binding contractual obligation upon Delta to dispose and Kaiser-Francis to acquire the interests proposed to be disposed in the notice for the applicable price and on the other terms and conditions set forth in the disposition notice.

     (d) In the event that Kaiser-Francis does not timely give the notice of acceptance:

       (i) Kaiser-Francis shall be deemed to have rejected the disposition notice; and,

       (ii) the proposed disposition shall be subject to the prior written approval of Kaiser-Francis which Kaiser-Francis may withhold in the event, but only in the event, Kaiser-Francis determines in its discretion exercised in good faith that the disposition would be likely to have a material adverse effect of the value of the interest to be disposed as security for repayment of the Loan.

            (A) Without limiting the generality of the foregoing, in exercising its discretion, Kaiser-Francis may consider the financial ability of the proposed assignee to meet any obligations of the proposed assignee which may constitute part of the terms and conditions of the proposed disposition.

            (B) In the event Kaiser-Francis does not give Delta notice that Kaiser-Francis does not approve the proposed disposition within the same period of time within which Kaiser-Francis could give a notice of acceptance, Kaiser-Francis shall be deemed to have approved the proposed disposition.

     (iii) In the event the proposed disposition is not consummated within ninety (90) days of the notice of disposition, any proposed disposition of the interests proposed to be disposed shall once again apply to any proposed disposition.

     (e) In the event Kaiser-Francis and Delta are unable to agree to the value in cash of any in kind consideration (as discussed in subparagraph (b) above), Kaiser-Francis and Delta shall each forthwith (forthwith and in no event later than the business day next following the expiration of the negotiating period) engage an individual with experience in the industry in evaluating similar transactions, who shall select a third such individual, and the three individuals (the "arbitrators") shall each determine the value in cash of such consideration.

         (i) The third arbitrator (that is, the arbitrator engaged) by the two arbitrators engaged by Delta and Kaiser-Francis) shall, upon his engagement administer the proceedings of the three arbitrators including giving notice to the Parties of the determination of the cash value of the in kind consideration.

         (ii) Each of the arbitrators shall be engaged to make their determination within five (5) business days following the expiration of the negotiating period.

        (iii) The value in cash shall be the mean of the two values thus established which are nearest to each other.

          (iv) Delta and Kaiser-Francis shall each pay one half of all costs of the arbitration determination, including the compensation to the three arbitrators.

          (v) The times specified in this paragraph shall be suspended for a period of time equal to the period of time from the date the two individuals are designated until the three individuals give notice of the determination of the cash value to both of Kaiser-Francis and Delta.

(6) Conditions Precedent to Obligation of Kaiser-Francis To Make the Loan. Each of the following shall be conditions precedent to the obligation of Kaiser-Francis to make the Loan or any advance on the Loan:

     (a)  Delta shall have executed and delivered the Note to Kaiser-
          Francis.

     (b) Delta shall have executed and delivered the Mortgage to Kaiser-Francis.

     (c) Delta shall have executed and delivered to Kaiser Francis all documents, in addition to the Note and Mortgage, which Kaiser-Francis may reasonably request to give full effect to the provisions of this Loan Agreement including, without limitation the Note and the Mortgage.

     (d) Kaiser-Francis shall have received evidence, sufficient in the opinion of counsel to Kaiser-Francis, that:

     (i) Delta has acquired commercially marketable title to the Offshore Properties and New Mexico Properties, free and clear of all liens and encumbrances except (a) those identified on Exhibit A to the Offshore Agreement, (b) those identified on Exhibit A to the New Mexico Agreement, (c) the overriding royalty interest held by BWAB Limited Liability Company ("BWAB") pursuant to agreement dated April 1, 1999 with Delta provided such BWAB overriding royalty interest is the same in content as the ORRI and does not exceed three percent (3%) proportionately reduced, and (d) the overriding royalty interests held by Messrs. Parker & Larson provided such Parker & Larson overriding royalty interests shall be in the same content as the ORRI and do not in the aggregate exceed two percent (2%); and,

     (ii) The Mortgage constitutes a first and prior lien on the Offshore Properties and the New Mexico Properties, subject to only (a) those liens and encumbrances identified on Exhibit A to the Offshore Agreement, (b) Exhibit A to the New Mexico Agreement, and (c) the overriding royalty interest held by BWAB Limited Liability Company ("BWAB") pursuant to agreement dated April 1, 1999 with Delta provided such BWAB overriding royalty interest is the same in content as the ORRI and does not exceed three percent (3%) proportionately reduced, and (d) the overriding royalty interests held by Messrs. Parker & Larson provided such Parker & Larson overriding royalty interests shall be in the same content as the ORRI and do not in the aggregate exceed two percent (2%).

     (e) Kaiser-Francis shall have received evidence, sufficient in the opinion of counsel to Kaiser-Francis, that the execution, delivery, consummation, and performance of the Loan Agreement and all documents in connection therewith including the Note and the Mortgage has been authorized by Delta in accordance with all requirements of law, the Articles of Incorporation and By-laws of Delta, and all other agreements by which Delta is bound.

     (f) The representations and warranties set for the Paragraph (7) of this Agreement shall be true and correct.

(7) Delta Representation and Warranties. Delta represents and warrants to Kaiser-Francis that:

     (a) Delta is a duly organized, legally existing corporation in good standing under the laws of the State of Colorado and is duly qualified in all jurisdictions where it does business or owns or leases property except to the extent that failure to so qualify would not have a materially adverse affect thereon.

     (b) The execution and delivery of this Agreement, the Note, the Mortgage and all other agreements and instruments executed in connection herewith by Delta and its performance of any obligations hereunder and thereunder are: (a) within its enumerated powers; (b) duly authorized; (c) not in contravention of any law or of the terms of any provision, indenture, agreement or undertaking to which Delta or its property is bound; (d) do not require any consent or approval (including governmental) which has not been given; (e) do not contravene any statute, rule or regulation or any contractual or governmental restriction; (f) not subject to prior approval by any state or federal agency or regulatory authority having jurisdiction; and (g) will not result in the imposition of liens, charges or encumbrances on any of Delta's properties or assets other than those contemplated under this Agreement.

     (c) This Agreement, the Note, the Mortgage, and all other documents executed and delivered by Delta to Kaiser-Francis are legal, valid and binding obligations of Delta as represented in such documents and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     (d) Delta shall acquire contemporaneously with any advance being made on the Loan, commercially marketable title to the Offshore Properties and New Mexico Properties, free and clear of all liens and encumbrances except those identified in subparagraph
          (6)(d)(i);

     (i) The Mortgage will constitute, prior to any advance being made on the Loan, a first and prior lien on the Offshore Properties and the New Mexico Properties, subject to only those liens and encumbrances identified on Exhibit A to the Offshore Agreement and in Exhibit A to the New Mexico Agreement subject to only (a) those liens and encumbrances identified on Exhibit A to the Offshore Agreement, (b) Exhibit A to the New Mexico Agreement, and (c) the overriding royalty interest held by BWAB Limited Liability Company ("BWAB") pursuant to agreement dated April 1, 1999 with Delta provided such BWAB overriding royalty interest is the same in content as the ORRI and does not exceed three percent (3%) proportionately reduced, and (d) the overriding royalty interests held by Messrs. Parker & Larson provided such Parker & Larson overriding royalty interests shall be in the same content as the ORRI and do not in the aggregate exceed two percent (2%).

     (e) Kaiser-Francis shall have received evidence satisfactory to it that Delta is fully bonded and qualified to own federal leases, both offshore and onshore.

(8) Provisions Respecting Non-Consent Operations. The following provisions shall govern operations on the Offshore Properties:

     (a) In the event any operations are proposed by third parties on any of the Offshore Properties (the "proposed operations"), Delta shall forthwith give notice of such proposed operations to Kaiser-Francis (the "proposed operations notice").

     (b) The proposed operations notice shall include all information received by Delta from the third party with respect to the proposed operations.

     (c) Delta shall use its best efforts to make a determination whether Delta will participate in the proposed operations as soon as practicable and in not event later than six (6) business days preceding any date by which Delta is required to give notice of any election to participate in such operations.

     (d) Delta shall give Kaiser-Francis notice of any determination that Delta will not participate in proposed operations at least six (6) business days preceding any date by which Delta is required to give notice of any election to participate in such operations to any party.

     (e) In the event Delta determines not to participate in any proposed operation, Kaiser-Francis shall have the right to participate for its own account in the proposed operation on the following terms and conditions:

     (i) Delta shall upon request from Kaiser-Francis forthwith deliver or make available to Kaiser-Francis at Kaiser-Francis cost all information reasonably pertinent to a determination whether to participate in the proposed operations which is in the possession or control of Delta.

     (ii) Kaiser-Francis may, but shall not be obligated to, give
          Delta notice of its election to participate in the proposed operation (the "election to participate").

    (iii) The Kaiser-Francis election to participate shall constitute a binding contractual obligation between Delta and Kaiser-Francis, the terms and conditions of which shall be those set forth in this paragraph.

     (iv) Delta shall forthwith assign to Kaiser-Francis all of Delta's right, title and interest in the interest subject to the proposed operations (the "subject interest") by an assignment with special warranty of title against all claims made by through, and under Delta. Delta shall execute and deliver such further instruments, and take such further actions, as Kaiser-Francis may reasonably require to evidence, give effect and implement the assignment and enable Kaiser-Francis to participate in the proposed operations.

     (v) In the event, the subject interest cannot be assigned by virtue of any provision of any agreement or instrument which is a burden on the subject interest, Delta shall participate in the proposed operation as nominee for the sole account of Kaiser-Francis.

     (vi) Kaiser-Francis shall, and does hereby agree to, defend, indemnify, and hold harmless Delta against all loss, cost, and expense arising out of the proposed operations, including reimbursement, upon reasonable substantiation thereof, of the reasonable costs of Delta (excluding general and administrative expense) of complying with the obligations of Delta to (i) participate in the proposed operation as nominee for the account of Kaiser-Francis and (ii) evidencing, giving effect to and implementing the assignment as contemplated by the second sentence of clause (iv) above.

(9) Miscellaneous Provisions. The following miscellaneous provisions shall apply to this Agreement:

     (a) All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing. All such notices and advices shall be (i) delivered personally,
          (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or
          (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

                    If to Delta:   Mr. Aleron H. Larson, Jr.
                                   Delta Petroleum Corporation
                                   555 17th Street, Suite 3310
                                   Denver CO 80202
                                   303-293-9133- Telephone
                                   303-298-8251 - Facsimile

          If to Kaiser-Francis:    Mr. George B. Kaiser
                                   Kaiser-Francis Oil Company
                                   P.O. Box 21468
                                   Tulsa, OK 74121-1468
                                   918-491-4501 - Telephone
                                   918-491-4694- Facsimile

          With Copy to:            Frederic Dorwart
                                   Old City Hall
                                   124 East Fourth Street
                                   Tulsa, OK 74103-5010
                                   (918) 583-9945 - Telephone
                                   (918) 583-8251 - Facsimile

          or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

     (b) This Agreement is made and executed in Tulsa County, Oklahoma.

     (c) This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Oklahoma.

     (d) This Agreement is the entire Agreement of the parties respecting the subject matter hereof except those written agreements described herein and executed and delivered as provided herein. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof except those written agreements described herein and executed and delivered as provided herein.

     (e) No course of prior dealings involving any of the parties hereto and no usage of trade shall be relevant or advisable to interpret, supplement, explain or vary any of the terms of this Agreement, except as expressly provided herein.

     (f) This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the parties hereto.

     (g) This Agreement shall not be interpreted strictly for or against any party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and intent of this Agreement.

     (h) Each party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon his own knowledge and investigation. Neither party has relied upon any representation or warranty of any other party hereto except any such representations or warranties as are expressly set forth herein.

     (i) Each of the persons signing below on behalf of a party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the parties for whom he or she is signing and to bind such party to the terms and conditions of this Agreement.

     (j) This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the parties hereto shall have executed the original or counterpart hereof. This agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

     (k) In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

     (l) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     (m) This is not a third party beneficiary contract. No person or entity other than a party signing this Agreement shall have any rights under this Agreement.

     (n) This Agreement may be amended or modified only in a writing which specifically references this Agreement.

     (o) This Agreement may not be assigned (including performance by subcontract) by any party hereto; provided, however, Kaiser-Francis may (i) assign all its rights and obligations to a wholly-owned subsidiary, without recourse to Kaiser-Francis provided the Loan is fully advanced as provided in paragraph (2) by either Kaiser-Francis or such subsidiary and (ii) Kaiser-Francis or such subsidiary may assign a fractional undivided interest, not exceeding fifty percent (50%), in its rights and obligations arising under this Agreement.

     (p) Nothing in this Agreement shall be construed to create a partnership or joint venture, nor to authorize any party hereto to act as agent for or representative of any other party hereto. Each party hereto shall be deemed an independent contractor and no party hereto shall act as, or hold itself out as acting as, agent for any other party hereto.

     (q) A party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement. The decision or failure of a party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

     (r) The repudiation, breach, or failure to perform any obligation arising under this Agreement by a party after reasonable notice thereof shall be deemed a repudiation, breach, and failure to perform all of such party's obligations arising under this Agreement.

     (s) Time is of the essence with respect to each obligation arising under this Agreement. The failure to timely perform an obligation arising hereunder shall be deemed a failure to perform the obligation.

     (t) Any cause of action for a breach or enforcement of, or a declaratory judgment respecting, this Agreement shall be commenced and maintained only in the United States District Court for the Northern District of Oklahoma or the applicable Oklahoma state trial court sitting in Tulsa, Oklahoma and having subject matter jurisdiction.

Dated and effective as of the Agreement Date.

                         DELTA PETROLEUM CORPORATION

                         By  s/Aleron H. Larson, Jr.
                                   Signature
                              Aleron H. Larson, Jr.
                                   Printed Name
                                  Chairman/CEO
                                      Title

                         KAISER-FRANCIS OIL COMPANY

                         By s/James A. Willis
                                   Signature
                              James A. Willis
                                   Printed Name
                              Executive Vice President
                                     Title